Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-266522) and Form S-8 (No. 333-214383) of SandRidge Energy, Inc. and subsidiaries (the “Company”), of our reports dated March 15, 2023, relating to the consolidated financial statements as of and for the year ended December 31, 2022 of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ MOSS ADAMS LLP
Houston, Texas
March 15, 2023